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                                                                      EXHIBIT 12

                                                BRE PROPERTIES, INC.
                                        STATEMENT OF COMPUTATION OF RATIOS
                                             OF EARNINGS TO FIXED CHARGES

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                                                 QUARTER ENDED                  YEAR ENDED DECEMBER 31,
                                                 --------------  -----------------------------------------------------
(DOLLAR AMOUNTS IN THOUSANDS)                    MARCH 31, 1997    1996       1995       1994       1993       1992
                                                 --------------  ---------  ---------  ---------  ---------  ---------
Net income before gains on sales and provision
  for investment loss..........................    $   10,941    $  37,014  $  23,789  $  22,566  $  19,531  $  14,538

Fixed charges:
  Interest.....................................         5,889       16,325      7,973      5,599      5,656      6,074
  Capitalized interest.........................                        269
  Other........................................           111          108        105        101         98         95
                                                      -------    ---------  ---------  ---------  ---------  ---------
                                                   $    6,000    $  16,702  $   8,078  $   5,700  $   5,754  $   6,169
Net income before gains on sales and provision
  for investment loss and fixed charges,
  excluding capitalized interest...............    $   16,941    $  53,447  $  31,867  $  28,266  $  25,285  $  20,707
Divided by fixed charges.......................    $    6,000    $  16,702  $   8,078  $   5,700  $   5,754  $   6,169
Ratio of earnings to fixed charges.............          2.82         3.20       3.95       4.96       4.39       3.36
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